CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

(513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial First-quarter Net Income at $3.13 per Share Due to Investment Sale;
Operating Income* at 74 Cents per Share with Higher Catastrophe Losses

Cincinnati, May 3, 2006 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported strong property casualty insurance underwriting performance and higher investment income for the 2006 first quarter.

Financial Highlights*

(Dollars in millions except share data)	Three months ended March 31,
	2006	2005	Change %
Revenue Highlights
Earned premiums	$804	$777	3.5
Investment income	139	127	9.0
Total revenues	1,607	916	75.4
Income Statement Data
Net income	$552	$144	282.4
Net realized investment gains and losses	421	6	7,090.7
Operating income*	$131	$138	(5.1)
Per Share Data (diluted)
Net income	$3.13	$0.81	286.4
Net realized investment gains and losses	2.39	0.03	7,866.7
Operating income*	$0.74	$0.78	(5.1)

Cash dividend declared	$0.335	$0.290	15.5
Book value	$35.85	$34.04	5.3
Weighted average shares outstanding	176,127,404	177,857,161	(1.0)

Corporate Highlights

•

9.0 percent growth in pretax investment income.

•

2.8 percent increase in book value from year-end 2005 level.

•

$421 million in net realized investment gains (after tax), primarily from previously announced sale of ALLTEL common stock holding.

•

3 cents charge to 2006 per share results from stock option expensing.

•

1.7 million reduction in average shares outstanding. First-quarter repurchases of the company’s common stock totaled 1.85 million shares at a cost of $81 million.

Insurance Operations Highlights

•

4.0 percent increase in first-quarter property casualty net written premiums. Commercial lines net written premiums rose 6.2 percent and new commercial lines business rose 11.0 percent.

•

92.0 percent property casualty GAAP combined ratio and $62 million underwriting profit. Catastrophe losses contributed 5.0 percentage points compared with 0.3 percentage points in last year’s first quarter.

•

4 cents contribution from life insurance segment to first-quarter 2006 operating income.

2006 Outlook**

•

2006 property casualty written premiums expected to be flat to up slightly, with modest growth in commercial lines written premiums offsetting anticipated decline in personal lines written premiums.

•

2006 GAAP combined ratio expected to be 92 percent to 94 percent, assuming full-year catastrophe losses contribute approximately 4.0 to 4.5 percentage points. April catastrophe losses estimated at $55 million.

•

2006 pretax investment income growth expected to be at the upper end of the 6.5 percent to 7.0 percent range.

*

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**

Outlook and related assumptions are subject to the risks outlined in the company's forward-looking information safe-harbor statement (see Page 9).

2006 Off to Strong Start

“Cincinnati Financial Corporation has achieved healthy growth and excellent profitability for the first quarter of 2006,” said John J. Schiff Jr., CPCU, chairman and chief executive officer. “We achieved premium growth in a competitive market, and investment income growth helped offset the adoption of option expensing. Our financial position also remained strong. Property casualty statutory surplus rose to $4.334 billion at March 31, 2006, up from $4.194 billion at year-end. Just last week, A.M. Best Co. reaffirmed our property casualty group at its highest financial strength rating for the 50th consecutive year. This record is shared by very few other insurers, and it attests to our commitment to policyholder safety.

“As we’ve moved through the first four months of 2006, our independent agents and policyholders have had ample opportunities to see the value of the Cincinnati relationship. Unlike 2005, this year has begun with severe weather across the Midwest. Of almost 4,000 catastrophe claims reported in the four events between March 11 and April 15, more than 65 percent are already closed. Our claims representatives’ prompt responses and personal service once again are creating tremendous policyholder loyalty that will help our agents market Cincinnati policies in the current competitive marketplace.

“Our approach is to appoint only the most professionally managed agencies in each area where we see opportunities to bring Cincinnati’s insurance products and services to families and businesses. This high-quality representation is an advantage we have been carefully expanding. Eighteen appointments of new agency relationships in the first quarter raised the net number of reporting agency locations to 1,263 – and we’re targeting 55 to 60 new appointments in 2006.”

Property Casualty Marketplace

Schiff noted, “Our commercial lines business reported healthy underwriting profits. Commercial lines net written premium grew 6.2 percent in the first quarter, with new business up 11.0 percent. Our business policyholders continue to respond favorably to our agents’ presentation of the Cincinnati value proposition – customized coverage packages, superior claims service and the A++ rating from A.M. Best – and all of this is often provided in a convenient three-year commercial package.

“Since the 2005 hurricane season, commercial lines pricing has grown more competitive in non-coastal markets. We believe that so far, the effect of those hurricanes on pricing largely has been limited to coastal markets and business lines directly affected by the storms. During the remainder of 2006, industry pricing may begin to factor in the higher reinsurance pricing and more stringent capital requirements that were two significant outcomes of the 2005 catastrophes. However, most of our regional competitors are financially strong and reporting improving profitability. Further, the potential remains for accelerated competition if carriers that choose to exit coastal markets look to replace market share in our core Midwest markets. No geographic area is immune to catastrophes – as this year’s storms show – but our local knowledge and strong agency relationships are advantages that help us underwrite successfully and grow profitably. As a result, we continue to look for commercial lines growth above the industry average.

“As we anticipated, our personal lines premiums did not grow in the first quarter. We believe that trend may begin to reverse in the second half of the year, after we introduce a limited program of policy credits that incorporate insurance scores into pricing of our personal auto and homeowner policies. These pricing refinements will lower premiums for some policyholders, paving the way for our agents to sell the value of our homeowner-auto package, superior claims service and financial strength to their preferred clients. Our actions are targeting a return to the near-90 percent policy retention we historically have achieved and to a healthy pace of personal lines new business activity,” Schiff said.

2006 Property Casualty Outlook Unchanged

Kenneth W. Stecher, chief financial officer and senior vice president noted, “Our outlook for 2006 premium growth reflects our belief that the rate-driven declines in personal lines written premiums we are expecting will be offset by modest growth in commercial lines.

“Based on first-quarter catastrophe losses and our preliminary estimates for April, catastrophe losses could contribute at least $94 million, or 6 percentage points to the property casualty combined ratio in the first six months of 2006. We estimate the impact on after-tax earnings for the first six months at approximately $61 million, or 35 cents per share. These estimates do not take into account any catastrophe activity that may occur in May or June, or potential development from events in prior periods. For the comparable 2005 six-month period, catastrophe losses were $17 million, contributing 1.1 percentage points to the combined ratio, with an after-tax impact of $11 million, or 6 cents per share.”

Stecher emphasized, “At this stage, we continue to estimate our full-year GAAP combined ratio at 92 percent to 94 percent. That target allows for 2006 catastrophe losses in the range of $125 million to $145 million, which would be about 4.0 to 4.5 percentage points on the full-year ratio. While our financial strength and flexibility can accommodate catastrophe losses above that level, we would need to re-evaluate our target under those circumstances.”

Stecher added, “We also can leverage the strength of our underwriting operations to afford higher expenses, including increased agent commissions due to continued strong profitability. Other underwriting expenses reflect expensing of stock options at the operating company level. For our property casualty operations, first-quarter option expense contributed 0.8 percentage points to the underwriting expense ratio and the combined ratio. Overall, we continue to estimate that stock option expense will reduce full-year earnings per share by approximately 8 cents.”

Schiff noted, “Other underwriting expenses also reflect our ongoing investment in infrastructure, particularly in technology, staff and physical plant, to help assure achievement of the company’s long-term objectives. In particular, we are making progress in introducing systems that improve service to and communication with our agencies. We have established a base on which to build over the next several years.”

Investment Operations Contribute to Net Income and Book Value

Stecher added, “First-quarter investment income growth benefited from income on the portion of the proceeds from the ALLTEL sale that will be used to make the applicable tax payments in June 2006. Our outlook for 2006 investment income growth is based on the anticipated level of dividend income, the strong cash flow from insurance operations and the higher-than-historical allocation of new cash flow to fixed-income securities over the past two years.”

“Higher investment income growth helped us achieve this quarter’s solid results, with the strength of our equity portfolio contributing to improved book value.” Schiff noted. “We used a substantial portion of the proceeds from the sale of our ALLTEL common stock holding to make equity investments that should provide both income and the potential for capital appreciation over the years.

“We remain committed to our buy-and-hold equity investing strategy, which we believe is key to the company’s future growth and stability. When allocating available cash for investment between fixed-income securities, equities and share repurchase, we look at rating agency capitalization measures among other considerations.”

Schiff concluded, “We focus well beyond the short-term in our commitments to strong agency relationships, claims service excellence, loss reserve adequacy and total return investing. That approach has allowed us to continue targeting above-industry-average growth in written premiums and industry-leading profitability. We expect to continue that performance in 2006, on our way to rewarding shareholders over the long term.”

Property Casualty Insurance Operations

(Dollars in millions)	Three months ended March 31,
	2006	2005	Change %
Written premiums	$829	$797	4.0

Earned premiums	$778	$753	3.3

Loss and loss expenses excluding catastrophes	432	456	(5.1)
Catastrophe loss and loss expenses	39	2	1,789.7
Commission expenses	157	142	10.7
Underwriting expenses	84	66	26.6
Policyholder dividends	4	3	nm
Underwriting profit	$62	$84	(25.9)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	55.6%	60.5%
Catastrophe loss and loss expenses	5.0	0.3
Loss and loss expenses	60.6	60.8
Commission expenses	20.2	18.9
Underwriting expenses	10.8	8.8
Policyholder dividends	0.4	0.4
Combined ratio	92.0%	88.9%

Property Casualty Insurance Highlights

•

4.0 percent increase in first-quarter total property casualty net written premiums.

•

$77 million in new business written directly by agencies compared with $71 million in last year’s first quarter.

•

1,041 agency relationships with 1,263 reporting locations marketing our insurance products at March 31, 2006, up from 1,024 agency relationships with 1,253 locations at year-end 2005.

•

3.1 percentage-point increase in first-quarter property casualty combined ratio. The combined ratio rose as the effects of higher catastrophe losses and expenses offset the effect in last year’s first quarter of a single large loss.

•

$39 million in first-quarter 2006 catastrophe losses, reflecting $38 million from one event in the period and $1 million in net development from prior period events. Catastrophe losses added 5.0 percentage points to the first-quarter combined ratio. First-quarter 2005 catastrophe losses added only 0.3 percentage points.

•

1.3 percentage-point rise in commission expense ratio over the lower-than-normal level in the first three months of 2005. Strong profitability has led to an increased accrual for contingent commission expense.

•

2.0 percentage-point rise in non-commission underwriting expense ratio. The increase primarily was due to increased taxes, licenses and fees and technology-related spending as well as stock option expensing that contributed 0.8 percentage points to the ratio.

•

April 2006 catastrophe losses estimated at $55 million, to be included in second quarter results. Loss estimates for catastrophe events include losses from claims received as well as estimates of claims that have not yet been reported.

2006 Year-to-date Events	Dates	States Primarily Affected	Reported Claims (as of May 1)	Loss Estimate (pretax, net of reinsurance)
First-quarter 2006:
Midwest tornadoes and severe weather	March 11-13	Arkansas, Illinois, Indiana, Kansas, Missouri, Oklahoma	1,416	$38 million
Second-quarter 2006:
Midwest wind and hail	April 2-3	Arkansas, Illinois, Indiana, Kentucky, Missouri, Tennessee	968	$25 million
Midwest wind and hail	April 6-8	Alabama, Georgia, Indiana, Kansas, Kentucky, Nebraska, Ohio, Tennessee	567	$11 million
Midwest wind and hail	April 13-15	Illinois, Indiana, Iowa, Wisconsin	1,022	$19 million

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Commercial Lines Insurance Operations

(Dollars in millions)	Three months ended March 31,
	2006	2005	Change %
Written premiums	$668	$629	6.2

Earned premiums	$582	$551	5.7

Loss and loss expenses excluding catastrophes	324	329	(1.3)
Catastrophe loss and loss expenses	29	6	381.9
Commission expenses	117	104	12.3
Underwriting expenses	53	40	33.4
Policyholder dividends	4	3	nm
Underwriting profit	$55	$69	(20.0)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	55.7%	59.7%
Catastrophe loss and loss expenses	5.1	1.1
Loss and loss expenses	60.8	60.8
Commission expenses	20.0	18.9
Underwriting expenses	9.1	7.2
Policyholder dividends	0.6	0.6
Combined ratio	90.5%	87.5%

Commercial Lines Insurance Highlights

•

6.2 percent rise in first-quarter 2006 commercial lines net written premiums.

•

$70 million in new commercial lines business written directly by agencies in first-quarter 2006, up 11.0 percent.  We believe the growth rate of commercial lines written premium exceeded the average for the commercial lines marketplace.

•

90.5 percent first-quarter 2006 commercial lines combined ratio. The 3.0 percentage point increase primarily was due to a 4.0 percentage point rise in the catastrophe loss ratio. Other factors affecting the comparison included higher underwriting expenses and a single large loss in last year’s first quarter.

•

4.0 percentage-point improvement in loss and loss expense ratio excluding catastrophes. A single large fire loss in last year’s first quarter increased the 2005 ratio by 4.3 percentage points.

•

1.9 percentage point increase in noncommission expense ratio. The rise largely was due to higher taxes, licenses and fees, technology costs and staffing expenses, including associate benefit costs and stock option expensing that added 0.8 percentage points to the ratio.

•

Modest commercial lines growth anticipated as company maintains underwriting standards. The company believes its approach should allow it to maintain most of the positive underlying improvement in commercial lines profitability that has occurred over the past several years.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Personal Lines Insurance Operations

(Dollars in millions)	Three months ended March 31,
	2006	2005	Change %
Written premiums	$161	$168	(4.1)

Earned premiums	$196	$202	(3.2)

Loss and loss expenses excluding catastrophes	108	127	(15.0)
Catastrophe loss and loss expenses	10	(4)	340.6
Commission expenses	40	38	6.4
Underwriting expenses	31	26	16.4
Underwriting profit	$7	$15	(53.1)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	55.1%	62.8%
Catastrophe loss and loss expenses	5.0	(2.0)
Loss and loss expenses	60.1	60.8
Commission expenses	20.7	18.9
Underwriting expenses	15.6	13.0
Combined ratio	96.4%	92.7%

Personal Lines Insurance Highlights

•

96.4 percent first-quarter 2006 personal lines combined ratio. The 3.7 percentage point increase reflects continued progress in lowering homeowner loss and loss expense ratio closer to breakeven offset by a higher contribution from catastrophe losses and an increase in commission and underwriting expenses.

•

4.1 percent decline in first-quarter 2006 personal lines net written premiums.

•

$7 million in new personal lines business written directly by agencies in first-quarter 2006, compared with $8 million in last year’s first quarter.

•

Diamond, the company’s personal lines policy processing system, to be in use by year-end 2006 in 13 states that represent approximately 90 percent of total 2005 personal lines earned premium volume. First-quarter rollout to Georgia, Kentucky and Wisconsin agents completed on schedule. Minnesota, Missouri and Tennessee rollouts planned for later this year.

•

7.7 percentage-point improvement in personal lines loss and loss expense ratio excluding catastrophe losses. The improvement reflected continued progress in restoring the homeowner business line to full-year profitability as well as another quarter of excellent personal auto results.

•

2.6 percentage-point increase in noncommission underwriting expense ratio. The rise largely was due to higher taxes, licenses and fees, technology costs and staffing expenses, including associate benefit costs and stock option expense that added 0.8 percentage points to the ratio. The decline in earned premium also affected the comparison.

•

Decline in personal lines full-year 2006 premiums expected. Continued progress anticipated in rollout of policy processing system and rate and credit modifications to solidify competitive position.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Life Insurance Operations

(In millions)	Three months ended March 31,
	2006	2005	Change %
Written premiums	$40	$53	(24.5)

Earned premiums	$26	$23	10.6
Investment income, net of expenses	26	24	9.6
Other income	1	1	(0.3)
Total revenues, excluding realized investment gains and losses	53	48	9.9
Policyholder benefits	30	24	26.4
Expenses	10	11	(6.5)
Total benefits and expenses	40	35	15.9
Net income before income tax and realized investment gains and losses	13	13	(5.8)
Income tax	5	4	13.2
Net income before realized investment gains and losses	$8	$9	(15.4)

Life Insurance Highlights

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$40 million in first quarter total life insurance operations net written premiums, compared with $53 million in last year’s first quarter. Written premiums for life insurance operations for all periods include life insurance, annuity and accident and health premiums.

•

14.4 percent increase to $30 million in statutory written premiums for term and other life insurance products in the first three months of 2006. Since late 2005, the company has de-emphasized annuities because of an unfavorable interest rate environment. Statutory written annuity premiums declined to $9 million in the first three months of 2006 from $26 million in the comparable prior period.

•

2.5 percent rise in face amount of life policies in force to $52.773 billion at March 31, 2006, from $51.493 billion at year-end 2005.

•

$5 million increase in benefits and expenses due to higher mortality compared with the year-earlier period and to stock option expense that added approximately $400,000.  Mortality experience remained within pricing guidelines as premiums continued to rise.

•

35.3 percent rise in first-quarter 2006 term life insurance written premiums, benefiting from the 2005 introduction of a new series of term products.  The Termsetter Plus series includes an optional return-of-premium feature.  Response to the new portfolio has been favorable, with approximately 25 percent of applications requesting the return-of-premium feature.

•

Introduced UL120, a secondary guarantee universal life product, in first-quarter 2006. This is a mortality-based product with an emphasis on low, competitive premiums for high guaranteed death benefits.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Investment Operations

(In millions)	Three months ended March 31,
	2006	2005	Change %
Investment income:
Interest	$74	$68	9.4
Dividends	62	58	6.4
Other	4	2	59.9
Investment expenses	(1)	(1)	(6.8)
Total net investment income	139	127	9.0
Investment interest credited to contract holders	(14)	(13)	9.9
Net realized investment gains and losses:
Realized investment gains and losses	659	16	3,912.5
Change in valuation of embedded derivatives	2	(7)	130.8
Other-than-temporary impairment charges	(1)	0	nm
Net realized investment gains (losses)	660	9	7,415.4
Investment operations income	$785	$123	536.2

Balance Sheet

(Dollars in millions)	March 31,	December 31,
	2006	2005
Balance Sheet Data
Total assets	$16,763	$16,003
Invested assets	13,307	12,702
Shareholders' equity	6,204	6,086
Ratio Data
Return on equity	35.9%	9.8%
Return on equity, based on comprehensive income	15.7%	1.6%

Investment and Balance Sheet Highlights

•

9.0 percent increase in pretax net investment income. Interest income from fixed-income investments contributed 53.4 percent of first-quarter 2006 net investment income. Fifth Third Bancorp, the company’s largest equity holding, contributed 44.8 percent of total dividend income.

•

Growth in investment income reflected the strong cash flow for new investments, higher interest income from the growing fixed-maturity portfolio and increased dividend income from the common stock portfolio. In addition, proceeds from the sale of the ALLTEL holding that will be used to make the applicable tax payments in June 2006 currently are invested in short-term instruments that generated approximately $3 million in interest income in the first three months of 2006.

•

$11 million annually in additional investment income expected from dividend increases announced during the 12 months ended March 31, 2006, by Fifth Third and another 32 of the 48 common stock holdings in the equity portfolio.

•

$660 million in net realized investment gains (pretax). The previously announced sale of the company’s holdings of ALLTEL Corporation common stock accounted for $647 million of the realized gain. Transaction proceeds were used to purchase $445 million in new common stock and to repurchase 1.85 million CINF shares at a total cost of $81 million in the first three months of 2006.

•

$4.334 billion in statutory surplus for the property casualty insurance group at March 31, 2006, compared with $4.194 billion at year-end 2005. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 95.1 percent at March 31, 2006, compared with 97.0 percent at year-end 2005.

•

32.4 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at March 31, 2006, well below management’s below-40 percent target.

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 12 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2005 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

•

Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•

Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

•

Increased frequency and/or severity of claims

•

Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

o

Downgrade of the company’s financial strength ratings,

o

Concerns that doing business with the company is too difficult or

o

Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

•

Increased competition that could result in a significant reduction in the company’s premium growth rate

•

Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•

Insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place us at a disadvantage in the marketplace

•

Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•

Inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

•

Events that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•

Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•

Sustained decline in overall stock market values negatively affecting the company’s equity portfolio; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

•

Events that lead to a significant decline in the value of a particular security and impairment of the asset

•

Prolonged medium- and long-term low interest rate environment or other factors that limit the company’s ability to generate growth in investment income

•

Adverse outcomes from litigation or administrative proceedings

•

Effect on the insurance industry as a whole, and thus on the company’s business, of the actions undertaken by the Attorney General of the State of New York and other regulators against participants in the insurance industry, as well as any increased regulatory oversight that might result

•

Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation

Consolidated Balance Sheets

(Dollars in millions except per share data)	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Investments
Fixed maturities, at fair value (amortized cost: 2006—$5,629; 2005—$5,387)	$5,640	$5,476
Equity securities, at fair value (cost: 2006—$2,442; 2005—$2,128)	6,997	7,106
Short-term investments, at fair value (cost: 2006—$288; 2005—$75)	288	75
Securities lending collateral	330	0
Other invested assets	52	45
Cash and cash equivalents	206	119
Investment income receivable	111	117
Finance receivable	106	105
Premiums receivable	1,152	1,116
Reinsurance receivable	683	681
Prepaid reinsurance premiums	12	14
Deferred policy acquisition costs	448	429
Land, building and equipment, net, for company use (accumulated depreciation: 2006—$240; 2005—$232)	183	168
Other assets	68	66
Separate accounts	487	486
Total assets	$16,763	$16,003

LIABILITIES
Insurance reserves
Loss and loss expense reserves	$3,728	$3,661
Life policy reserves	1,352	1,343
Unearned premiums	1,610	1,559
Securities lending payable	330	0
Other liabilities	834	455
Deferred income tax	1,427	1,622
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debenture due 2028	392	392
Separate accounts	487	486
Total liabilities	10,559	9,917

SHAREHOLDERS' EQUITY
Common stock, par value-$2 per share; authorized: 2006-500 million shares, 2005- 500 million shares; issued: 2006-195 million shares, 2005-194 million shares	390	389
Paid-in capital	986	969
Retained earnings	2,581	2,088
Accumulated other comprehensive income—unrealized gains on investments and derivatives	2,972	3,284
Treasury stock at cost (2006—22 million shares, 2005—20 million shares)	(725)	(644)
Total shareholders' equity	6,204	6,086
Total liabilities and shareholders' equity	$16,763	$16,003

Cincinnati Financial Corporation

Consolidated Statements of Income

(In millions except per share data)	Three months ended March 31,
	2006	2005
	(unaudited)
REVENUES
Earned premiums
Property casualty	$778	$753
Life	26	23
Investment income, net of expenses	139	127
Realized investment gains and losses	660	9
Other income	4	4
Total revenues	1,607	916

BENEFITS AND EXPENSES
Insurance losses and policyholder benefits	501	481
Commissions	166	150
Other operating expenses	80	67
Taxes, licenses and fees	24	17
Increase in deferred policy acquisition costs	(14)	(11)
Interest expense	13	13
Other expenses	3	4
Total benefits and expenses	773	721

INCOME BEFORE INCOME TAXES	834	195

PROVISION (BENEFIT) FOR INCOME TAXES
Current	292	50
Deferred	(10)	1
Total provision for income taxes	282	51

NET INCOME	$552	$144

PER COMMON SHARE
Net income—basic	$3.17	$0.82
Net income—diluted	$3.13	$0.81

Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. For the three months ended March 31, 2005, diluted net income would have been reduced by approximately 2 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

***

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures

(See attached tables for 2006 and 2005 data; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•

Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities and embedded derivatives without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

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Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•

Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•

Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

•

Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.

•

Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.

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One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.

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In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

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In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

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In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05

Net income				$552	$183	$117	$158	$144		$302		$419		$602
One-time item				0	0	0	0	0		0		0		0
Net income before one-time item				552	183	117	158	144		302		419		602
Net realized investment gains and losses				421	16	10	8	6		14		24		40
Operating income before one-time item				131	167	107	150	138		288		395		562
Less catastrophe losses				(26)	(28)	(43)	(9)	(2)		(11)		(54)		(82)
Operating income before catastrophe losses and one-time item				$157	$195	$150	$159	$140		$299		$449		$644

Diluted per share data
Net income				$3.13	$1.03	$0.66	$0.89	$0.81		$1.70		$2.37		$3.40
One-time item				0.00	0.00	0.00	0.00	0.00		0.00		0.00		0.00
Net income before one-time item				3.13	1.03	0.66	0.89	0.81		1.70		2.37		3.40
Net realized investment gains and losses				2.39	0.09	0.05	0.05	0.03		0.08		0.14		0.23
Operating income before one-time item				0.74	0.94	0.61	0.84	0.78		1.62		2.23		3.17
Less catastrophe losses				(0.14)	(0.16)	(0.24)	(0.05)	(0.01)		(0.06)		(0.30)		(0.46)
Operating income before catastrophe losses and one-time item				$0.88	$1.10	$0.85	$0.89	$0.79		$1.68		$2.53		$3.63

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Consolidated

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)				$794	$765	$764	$781	$787		$1,568		$2,332		$3,097
Written premium adjustment – statutory only				33	(38)	(3)	10	10		20		17		(21)
Reported written premiums (statutory)*				$829	$727	$761	$791	$797		$1,588		$2,349		$3,076
Unearned premiums change				(51)	48	4	(26)	(44)		(70)		(66)		(18)
Earned premiums				$778	$775	$765	$765	$753		$1,518		$2,283		$3,058

Statutory combined ratio
Reported statutory combined ratio*				89.6%	85.8%	96.6%	86.6%	87.3%		86.9%		90.1%		89.0%
Written premium adjustment – statutory only				nm	nm	nm	nm	nm		nm		nm		nm
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
Adjusted statutory combined ratio				89.6%	85.8%	96.6%	86.6%	87.3%		86.9%		90.1%		89.0%
Less catastrophe losses				5.0	5.6	8.6	2.0	0.3		1.1		3.6		4.1
Adjusted statutory combined ratio excluding catastrophe losses				84.6%	80.2%	88.0%	84.6%	87.0%		85.8%		86.5%		84.9%

Reported commission expense ratio*				18.1%	20.4%	20.3%	19.3%	16.8%		18.0%		18.8%		19.2%
Written premium adjustment – statutory only				nm	nm	nm	nm	nm		nm		nm		nm
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
Adjusted commission expense ratio				18.1%	20.4%	20.3%	19.3%	16.8%		18.0%		18.8%		19.2%

Reported other expense ratio*				10.8%	11.6%	10.8%	10.3%	9.8%		10.0%		10.2%		10.5%
Written premium adjustment – statutory only				nm	nm	nm	nm	nm		nm		nm		nm
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
Adjusted other expense ratio				10.8%	11.6%	10.8%	10.3%	9.8%		10.0%		10.2%		10.5%

Reported statutory expense ratio*				28.9%	32.0%	31.1%	29.6%	26.6%		28.0%		29.0%		29.7%
Written premium adjustment – statutory only				nm	nm	nm	nm	nm		nm		nm		nm
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
Adjusted statutory expense ratio				28.9%	32.0%	31.1%	29.6%	26.6%		28.0%		29.0%		29.7%

GAAP combined ratio
GAAP combined ratio				92.0%	83.9%	96.6%	87.5%	88.9%		88.2%		91.0%		89.2%
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
GAAP combined ratio before one-time item				92.0%	83.9%	96.6%	87.5%	88.9%		88.2%		91.0%		89.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Commercial Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)				$635	$584	$547	$557	$617		$1,174		$1,721		$2,306
Written premium adjustment -- statutory only				33	(36)	(1)	9	12		21		20		(16)
Reported written premiums (statutory)*				$668	$548	$546	$566	$629		$1,195		$1,741		$2,290
Unearned premiums change				(86)	28	18	(3)	(78)		(81)		(63)		(36)
Earned premiums				$582	$576	$564	$563	$551		$1,114		$1,678		$2,254

Statutory combined ratio
Reported statutory combined ratio*				87.5%	84.3%	95.5%	83.9%	85.5%		84.6%		88.1%		87.1%
Written premium adjustment -- statutory only				nm	nm	nm	nm	nm		nm		nm		nm
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
Adjusted statutory combined ratio				87.5%	84.3%	95.5%	83.9%	85.5%		84.6%		88.1%		87.1%
Less catastrophe losses				5.1	2.4	9.5	0.4	1.1		0.8		3.6		3.4
Adjusted statutory combined ratio excluding catastrophe losses				82.4%	81.9%	86.0%	83.5%	84.4%		83.8%		84.5%		83.7%

GAAP combined ratio
GAAP combined ratio				90.5%	82.1%	95.2%	84.8%	87.5%		86.1%		89.2%		87.4%
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
GAAP combined ratio before one-time item				90.5%	82.1%	95.2%	84.8%	87.5%		86.1%		89.2%		87.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data - Personal Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05	6/30/06	6/30/05	9/30/06	9/30/05	12/31/06	12/31/05
Premiums
Adjusted written premiums (statutory)				$161	$181	$217	$223	$170		$393		$611		$791
Written premium adjustment -- statutory only				0	(2)	(2)	1	(2)		(1)		(3)		(5)
Reported written premiums (statutory)*				$161	$179	$215	$224	$168		$392		$608		$786
Unearned premiums change				35	20	(14)	(22)	34		8		(3)		17
Earned premiums				$196	$199	$201	$202	$202		$404		$605		$804

Statutory combined ratio
Reported statutory combined ratio*				98.1%	90.1%	99.9%	93.6%	94.0%		93.7%		95.7%		94.3%
Written premium adjustment -- statutory only				nm	nm	nm	nm	nm		nm		nm		nm
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
Adjusted statutory combined ratio				98.1%	90.1%	99.9%	93.6%	94.0%		93.7%		95.7%		94.3%
Less catastrophe losses				5.0	14.9	6.3	6.2	2.0		2.1		3.5		6.3
Adjusted statutory combined ratio excluding catastrophe losses				93.1%	75.2%	93.6%	87.4%	96.0%		91.6%		92.2%		88.0%

GAAP combined ratio
GAAP combined ratio				96.4%	89.0%	100.5%	95.3%	92.7%		94.0%		96.1%		94.4%
One-time item				0.0	0.0	0.0	0.0	0.0		0.0		0.0		0.0
GAAP combined ratio before one-time item				96.4%	89.0%	100.5%	95.3%	92.7%		94.0%		96.1%		94.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.
nm - Not meaningful
* Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.